UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2017

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	1-38012	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam, the Netherlands		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: Tel: +31 20 808108

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2017, Playa Resorts Management LLC (“Playa Resorts”), a subsidiary of Playa Hotels & Resorts N.V. (the “Company”), entered into an Executive Employment Agreement (the “Employment Agreement”) with the Company’s Chief Financial Officer, Ryan Hymel, with an effective date of July 1, 2017. The Employment Agreement provides for an initial period of employment that ends on June 30, 2020. Below is a summary of certain key terms of the Employment Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference. Capitalized terms used but not defined below have the meanings set forth in the Employment Agreement.

The Employment Agreement provides for a base salary of $325,000 (as may be increased by the Company’s Board), an annual discretionary bonus opportunity targeted at 75% of his base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of the Company and its affiliates. Mr. Hymel is entitled to paid time off and holiday pay in accordance with the policies of Playa Resorts. In addition, upon termination of the Employment Agreement without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in the Employment Agreement, Mr. Hymel will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•	additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The Employment Agreement provides that, in the event Mr. Hymel is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the Employment Agreement, Mr. Hymel will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 1.5 times his base salary at the rate in effect on his last day of employment. In the event that Mr. Hymel terminates his employment without “Good Reason,” as defined in the Employment Agreement, conditioned upon his execution of a separation and release agreement, Mr. Hymel will be eligible to receive a payment of any unpaid portion of his base salary through the effective date of termination, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of the Company or its affiliates.

The Employment Agreement provides that Mr. Hymel is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the Employment Agreement, provided that, to the extent such activities do not impair the performance of his duties to the Company or its affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with the Company or its affiliates; and (iii) certain other activities and director positions that the board of directors of Playa Resorts or the Company may approve.

The Employment Agreement provides that during the term of Mr. Hymel’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, Mr. Hymel agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of the Company or its affiliates in a line of business the Company or its affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at the Company or its affiliates. The Employment Agreement provides for a confidentiality covenant on the part of the executive after his termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of August 15, 2017, by and between Playa Resorts Management, LLC and Ryan Hymel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYA HOTELS & RESORTS N.V.

Date: August 17, 2017	By:	/s/ Bruce D. Wardinski
Bruce D. Wardinski
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of August 15, 2017, by and between Playa Resorts Management, LLC and Ryan Hymel.